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                                                                    EXHIBIT 1

                     IDENTIFICATION OF MEMBERS OF THE GROUP

         1.  SBIC Partners, L.P.
         2.  Forrest Binkley & Brown L.P.
         3.  Forrest Binkley & Brown Venture Co.
         4.  Gregory J. Forrest
         5.  Nicholas B. Binkley
         6.  Jeffrey J. Brown




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